EXHIBIT 10.7

     Amendment to Loan and Security Agreement dated April 16, 2002

     THIS MODIFICATION AGREEMENT, dated as of April 16, 2002, by and between BUSINESS ALLIANCE CAPITAL CORP., a Delaware Corporation, with a place of business at 300 Alexander Park, Princeton, New Jersey 08543, hereinafter called "BACC," and K-TRONIK N. A. INC. a Nevada corporation, (formerly known as K-Tronik Int'l Corporation), with its chief executive office at 290 Vincent Avenue, Hackensack, New Jersey 07601, hereinafter called "Borrower."

                                    RECITALS

     WHEREAS, BACC and Borrower entered into a Loan and Security
Agreement dated as of September 17, 1998 (as agreement as heretofore amended and modified from time to time the "Loan Agreement") which sets forth the terms and conditions of a $1,500,000.00 revolving loan facility by BACC to Borrower; and

     WHEREAS, certain events of default exist under the Loan Agreement and by letter dated March 19, 2002 BACC notified Borrower of the existence of Events of Default and reserved its rights and remedies as a consequence thereof, and Borrower has applied to BACC for a waiver of said Events of Default and for an extension to June 30, 2003 of the term of said revolving credit facility, and for other modifications to the terms set forth in the Loan Agreement; and

     WHEREAS, BACC has approved the application of the Borrower on the terms and condition set forth herein.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto adopt the above recitals and agree as follows:

1.  Capitalized terms not defined herein but defined in the Loan
Agreement shall have the same meanings ascribed to such terms in the Loan Agreement.

2.  The definition of Termination Date in section 1.1 of the Loan
Agreement is hereby modified to read as follows:

Termination Date means (a) June 30, 2003 unless such date is extended pursuant to section 3.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by BACC pursuant to section 9.1 hereof, the date of such termination.

3. Section 1.1 of the Loan Agreement is hereby modified to add the following definitions of "Parent", "Stock Offering" and "Stock
Offering Date":

Parent means K-Tronik International Corp., a Nevada corporation, (formerly known as LMC Capital Corp.), and the owner of 100% of the capital stock of Borrower.

Stock Offering means the sale, after January 1, 2002, of securities of Parent.

Stock Offering Date means the date on which Parent obtains funds from a Stock Offering.

4. Sections 2.1(A), 2.7, 3.1 and 3.2 of the Loan Agreement are hereby modified to read as follows:

     2.1  (A)  Revolving Advances; Advance Limit.  (A) Revolving
Loans. Upon the request of Borrower, made at any time or from time to time during the Term and so long as no Event of Default has occurred and is continuing, BACC may, in its sole and absolute discretion, make Advances in an amount up to (a) (i) eighty percent (80%) of the aggregate outstanding amount of Eligible Accounts or (ii) eighty five percent (85%) of the aggregate outstanding amount of Eligible Accounts if Borrower has in place credit insurance, which BACC in writing deems satisfactory, covering Borrower's Accounts and BACC is the beneficiary of the applicable credit insurance policies, plus (b) (i) through the earlier of
(a) September 30, 2002 or (b) the Stock Offering Date, (the earlier of said dates the "Reduction Date"), the lesser of (1) fifty percent (50%) of the value of the Eligible Inventory or (2) Five Hundred Thousand Dollars ($500,000.00); and (ii) from the Reduction Date on the lesser of
(1) twenty five percent (25%) of the value of the Eligible Inventory or
(2) Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, that (a) in no event shall the aggregate amount of the outstanding Advances be greater than, at any time, the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the Advance Limit) and provided further that (b) the maximum amount of Advances against Eligible Inventory shall not through the Reduction Date exceed forty percent (40%) of the total Advances and from the Reduction Date on not exceed twenty five percent (25%) of the total Advances.

     2.7 Facility Fee. In consideration of BACC's entering into this Agreement, Borrower shall on each June 30th during the Term, including any Renewal Term, pay BACC a facility fee (the Facility Fee) of one percent (1%) of the Advance Limit plus the original principal balance of any term loans and Advances other than under the Revolving Credit Facility.

3.  TERM

     3.1 Term and Renewal Date. This Agreement shall become effective upon execution by BACC and continue in full force through June 30, 2003 and from year to year thereafter (a "Renewal Term") if BACC, at its option, in writing agrees to extend the term for one (1) year from the then Termination Date, provided that Borrower has not exercised its termination right in accordance with this section 3.1. Borrower may terminate the Term on the then Termination Date by giving BACC at least thirty (30) days prior written notice by registered or certified mail, return receipt requested. In addition, BACC shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No such termination shall relieve or discharge Borrower of its duties, Obligations and covenants hereunder until all Obligations have been paid and performed in full, and BACC's continuing security interest in the Collateral shall remain in effect until the Obligations have been fully and irrevocably paid and satisfied in cash or cash equivalent. On the Termination Date of this Agreement, the Obligations shall be immediately due and payable in full.

     3.2  Early Termination Fee.  If the Term is terminated by
BACC upon the occurrence of an Event of Default, or is terminated by Borrower except as provided in Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of BACC's lost profits as a result thereof, Borrower shall pay BACC upon the effective date of such termination a fee in an amount equal to four percent (4.0%) of the Advance Limit if such termination occurs on or prior the expiration of the Termination Date. Such fee shall be presumed to be the amount of damages sustained by BACC as the result of an early termination and Borrower acknowledges that it is reasonable under the circumstances currently existing. The fee provided for in this Section 3.2 shall be deemed included in the Obligations. Notwithstanding the foregoing, there shall be no termination fee if Borrower terminates the facility from funds obtained through a Stock Offering. Notwithstanding the foregoing if after the date hereof
Borrower obtains a bonafide commitment or offer of a commitment from a commercial bank (which shall not include a commercial finance company owned by a commercial bank) for replacement financing of the revolving credit facility provided for herein, Borrower shall apply to BACC for financing on the same terms and conditions of said commitment or offer and shall furnish to BACC a copy thereof (the "Offer"). BACC shall have twenty (20) days within which to accept or decline said application. If BACC declines said application, Borrower may consummate the financing with the third party who made the Offer on the same terms as set forth in said Offer and terminate the Term without payment of a termination fee.

5. Section 7.7 of the Loan Agreement is hereby modified to read as follows:

     7.7 Change in Ownership. (A). Allow Parent to own less than 100% of the capital stock of Borrower.

     (B) Allow Robert Kim to own less than 19% of the outstanding capital stock of Parent.

     (C) Allow ETIFF Holdings, LLC. to own less than 31% of the outstanding capital stock of Parent.

     (D) Allow Eiger Technologies, Inc. to own less than 100% of the outstanding equity interests of ETIFF Holdings, LLC.

6.  Article VIII of the Loan Agreement is hereby modified to add Section
8.16 as follows:

     8.16 Change in Management. If Robert Kim ceases to be engaged as president and chief executive officer of Borrower.

7. Borrower acknowledges it has no defense, set-off or counterclaim against payment of any sums owing under the Loan Documents or the enforcement of any of the terms of the Loan Agreement or other Loan Documents.

8.  Borrower represents that:

     (a) each and every representation heretofore made by Borrower in the Loan Agreement is true and correct as of the date of this Modification Agreement,

     (b) no consent or approval of, or exemption by any Person is required to authorize, or is otherwise required in connection with the execution and delivery of this Modification Agreement and the other Loan Documents provided for herein, which has not been obtained and which remains in full force and effect,

     (c) Borrower has the power to execute, deliver and carry out this Modification Agreement and all documents executed in connection herewith, and this Modification Agreement and such other documents are valid, binding and enforceable as against Borrower in accordance with their terms,

     (d) no material adverse change in the financial condition of Borrower has occurred since the date of the most recent financial statements of Borrower submitted to BACC, and the information contained in said statements and reports is true and correctly reflects the financial condition of Borrower and such Obligors as of the dates of the statements and reports, and such statements and reports have been prepared in accordance with GAAP and do not contain any material misstatement of fact or omit to state any facts necessary to make the statements contained therein not misleading,

     (e)  No Default or Event of Default exists under the Loan
Agreement except as waived as set forth below, and

     (f) Exhibit A annexed hereto fully and accurately describes the corporate structure and ownership of Borrower, the Parent, and the holders of stock or equity interests of the Parent and ETIFF Holdings, LLC.

9. Borrower hereby confirms the security interests and liens granted by Borrower to BACC in and to the Collateral in accordance with the Loan Agreement and other Loan Documents as security for its Obligations to BACC.

10. In consideration of BACC entering into this Modification Agreement and in accordance with Section 2.7 of the Loan Agreement Borrower shall pay to BACC a Facility Fee of $15,000.00, which fee shall be deemed fully earned on the execution hereof. Said Facility Fee shall be payable on June 28, 2002. Notwithstanding the foregoing the unpaid balance of said Facility Fee shall be payable in full on the earlier of
(a) termination of the Loan Agreement or (b) at BACC's option upon BACC's declaration of an Event of Default. Further in consideration of BACC entering into this Agreement Borrower shall (A) cause Parent to execute and deliver to BACC, and to remain in full force and effect, a guaranty , in form and substance satisfactory to BACC, of all Obligations of Borrower to BACC, and (B) cause ETIFF Holdings, LLC. to execute and deliver to BACC, and to remain in full force and effect, a guaranty, in form and substance satisfactory to BACC, of an amount equal to the lesser of $250,000 or the amount by which the Advances exceed 85% of Eligible Accounts.

11. Borrower agrees to pay any and all expenses, including reasonable counsel fees, including allocated fees of in-house counsel, and disbursements, incurred by BACC in connection with the preparation and execution of this Modification Agreement and all other documents executed in connection herewith.

12. This Modification Agreement is intended to supplement and modify the Loan and Security Agreement dated as of September 17, 1998 between BACC and Borrower as heretofore modified and the rights and obligations of the parties under said Loan and Security Agreement shall not in any way be vacated, modified or terminated except as herein provided. All terms and conditions contained in each and every agreement or promissory note or other evidence of indebtedness of Borrower to BACC are incorporated herein by reference. If there is a conflict between any of the provisions heretofore entered into and the provisions of this Modification Agreement, then the provisions of this Modification Agreement shall govern.

13. This Modification Agreement shall be construed in accordance with the substantive laws of the State of New Jersey without regard to conflict of laws.

14. Borrower acknowledges that certain Events of Defaults as a consequence of the following, (the "Specific Events of Default"):

     (a) Borrower changed its name without obtaining the consent of Lender, contrary to Section 7.2 of the Loan Agreement; and

     (b) There has been a change in ownership of the capital stock of Borrower without the consent of Lender, contrary to Section 7.7 of the Loan Agreement.

     (c) Certain subordinated debt owing by Borrower was "repaid" by being converted into capital stock of Parent.

     (d) Borrower has sold goods on a consignment basis of approximately $9,000 to a customer located in Canada.

     BACC hereby waives the existence of an Event of Default solely as a consequence of the existence of the Specific Events of Default. The foregoing waiver shall be limited to the Specific Events of Default set forth above, and shall not apply to any other Events of Default, if any so exist, or any future violation of any provisions of the Loan Agreement or other Loan Documents. In consideration of BACC granting the aforesaid waiver Borrower shall pay to BACC contemporaneous with the execution hereof a waiver fee of Fifteen Thousand Dollars ($15,000.00).

     IN WITNESS WHEREOF, the parties hereto have caused this Modification Agreement to be executed and delivered as of the day and year first above written.

                                       K-TRONIK N. A. INC.


                                       By:
                                       name:
                                       title:

                                       BUSINESS ALLIANCE CAPITAL CORP.


                                       By:
                                       name:
                                       title:

                                 Exhibit A

                               Stock Ownership


Entity                Stock Holder               Percentage of equity owned

Borrower              Parent                              100%

Parent                ETIFF Holdings, LLC                63.6%
                      Robert Kim                         29.7%
                      Third parties                      06.7%

ETIFF Holding, LLC    Eiger Technologies, Inc.            100%